Exhibit 23.1

Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545	2228 South Fraser Street
Fax (303) 369-9384	Unit 1
Email larryodonnellcpa@msn.com	Aurora, Colorado 80014
www.larryodonnelcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation of my report dated January 12, 2010 on the financial statements of Milwaukee Iron Professional Arena Football, LLC as of September 30, 2009 and 2008 and for the years then ended which is included in this Form S-1 of Milwaukee Iron Professional Arena Football, LLC and to the reference to my Firm under the caption “Financial Statements” in the Form S-1.

/s/ Larry O'Donnell, CPA, P.C.

Larry O'Donnell, CPA, P.C.

April 9, 2010

Aurora, Colorado